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                               FIRST AMENDMENT TO
                                CUSTODY AGREEMENT

         THIS FIRST AMENDMENT TO CUSTODY AGREEMENT (the "Amendment") is made and entered into as of May 12, 2000 by and among STATE STREET BANK AND TRUST COMPANY ("State Street"), BERGER WORLDWIDE FUNDS TRUST, a Delaware business trust (the "Fund"), BBOI WORDWIDE LLC, a Delaware business trust, ("BBOI"), and BERGER LLC, a Nevada limited liability company ("Berger")

                                   WITNESSETH:

         WHEREAS, Investors Fiduciary Trust Company ("IFTC"), the Fund and BBOI are parties to that certain Custody Agreement dated as of October 3, 1996 whereby the Fund and BBOI appointed IFTC as custodian;

         WHEREAS, IFTC as a wholly owned subsidiary of State Street has been reorganized and the Custody Agreement has been assigned to State Street pursuant to the Assignment, Amendment and Consent dated March 1, 2000;

         WHEREAS, BBOI desires to assign its interests, rights, duties, and obligations under the Custody Agreement to Berger and Berger desires to assume such rights, duties, and obligations;

         WHEREAS, effective May 12, 2000, the Fund has changed its name to Berger Worldwide Funds Trust; and

         WHEREAS, the Funds, Berger, BBOI and State Street desire to amend and assign the Custody Agreement upon the following terms and conditions.

         NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Funds, Berger, and State Street hereby agree that the Custody Agreement is amended and assigned as follows:

         1. All references in the Custody Agreement to Berger/BIAM Worldwide Funds Trust are hereby changed to Berger Worldwide Funds Trust.
         2. BBOI hereby assigns all of its rights, duties, and obligations under the Custody Agreement and Berger hereby assumes all of such rights, duties, and obligations. State Street, the Fund, and Berger hereby consent to such assignment and assumption.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK & TRUST COMPANY           BBOI WORLWIDE LLC

By:                                         By:
   ------------------------------              ---------------------------------
Name:                                       Name:
     ----------------------------                -------------------------------
Title:                                      Title:
      ---------------------------               --------------------------------

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BERGER WORLDWIDE FUNDS TRUST                BERGER LLC

By:                                         By:
   ------------------------------              ---------------------------------
Name:  Jack R. Thompson                     Name:  Jack R. Thompson
Title: President                            Title: President